March 2017 Preliminary Terms No. 1,366 Registration Statement No. 333-200365 Dated March 1, 2017 Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

PLUS Based on the WisdomTree Japan Hedged Equity Fund due July 5, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The PLUS are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the shares of the WisdomTree Japan Hedged Equity Fund, which we refer to as the underlying shares, have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. However, if the underlying shares have depreciated in value, investors will lose 1% for every 1% decline in the share price over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Accordingly, you may lose your entire investment. The PLUS are for investors who seek a return based on the performance of the underlying shares and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage feature, which applies to a limited range of appreciation of the underlying shares. Investors may lose their entire initial investment in the PLUS. The PLUS are notes issued as part of Morgan Stanley’s Series I Global Medium-Term Notes program. All references in the accompanying product supplement to Morgan Stanley’s Series F medium-term notes will refer to Morgan Stanley’s Series I medium-term notes.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:		Morgan Stanley
Maturity date:		July 5, 2018
Valuation date:		June 29, 2018, subject to postponement for non-trading days and certain market disruption events
Underlying shares:		Shares of the WisdomTree Japan Hedged Equity Fund (the “Fund”)
Aggregate principal amount:		$
Payment at maturity:

If the final share price is greater than the initial share price:

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity

If the final share price is less than or equal to the initial share price:

$10 × share performance factor

Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:		$10 x leverage factor x share percent increase
Leverage factor:		300%
Share percent increase:		(final share price – initial share price) / initial share price
Share performance factor:		final share price / initial share price
Initial share price:		$ , which is the closing price of one underlying share on the pricing date
Final share price:		The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:		1.0, subject to adjustment in the event of certain events affecting the underlying shares
Maximum payment at maturity:		$11.815 per PLUS (118.15% of the stated principal amount)
Stated principal amount / Issue price:		$10 per PLUS (see “Commissions and issue price” below)
Pricing date:		March 15, 2017
Original issue date:		March 20, 2017 (3 business days after the pricing date)
CUSIP / ISIN:		61766A681 / US61766A6819
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		Approximately $9.671 per PLUS, or within $0.15 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per PLUS	$10.00	$0.175(1)
		$0.05(2)	$9.775
Total	$	$	$
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.175 for each PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS.

(3)	See “Use of proceeds and hedging” on page 17.

The PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the PLUS” at the end of this document.

Product Supplement for PLUS dated February 29, 2016         Index Supplement dated January 30, 2017

Prospectus dated February 16, 2016

PLUS Based on the WisdomTree Japan Hedged Equity Fund due July 5, 2018

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the WisdomTree Japan Hedged Equity Fund due July 5, 2018 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares, subject to the maximum payment at maturity

▪	To potentially outperform the underlying shares in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying shares.

Maturity:	Approximately 1 year and 3 months
Leverage factor:	300% (applicable only if the final share price is greater than the initial share price)
Maximum payment at maturity:	$11.815 per PLUS (118.15% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Interest:	None
Listing:	The PLUS will not be listed on any securities exchange

The original issue price of each PLUS is $10. This price includes costs associated with issuing, selling, structuring and hedging the PLUS, which are borne by you, and, consequently, the estimated value of the PLUS on the pricing date will be less than $10. We estimate that the value of each PLUS on the pricing date will be approximately $9.671, or within $0.15 of that estimate. Our estimate of the value of the PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the PLUS on the pricing date, we take into account that the PLUS comprise both a debt component and a performance-based component linked to the underlying shares. The estimated value of the PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the PLUS?

In determining the economic terms of the PLUS, including the leverage factor and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the PLUS?

The price at which MS & Co. purchases the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the PLUS, and, if it once chooses to make a market, may cease doing so at any time.

March 2017	Page 2

PLUS Based on the WisdomTree Japan Hedged Equity Fund due July 5, 2018

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

The PLUS offer leveraged exposure to a certain range of positive performance of the shares of the Fund, which we refer to as the underlying shares. At maturity, if the underlying shares have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. However, if the underlying shares have depreciated in value, investors will lose 1% for every 1% decline in the share price over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the PLUS. All payments on the PLUS are subject to the credit risk of Morgan Stanley.

Leveraged Upside Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares, subject to the maximum payment at maturity.
Upside Scenario

The final share price is greater than the initial share price, and, at maturity, you receive a full return of principal as well as 300% of the increase in the value of the underlying shares, subject to the maximum payment at maturity of $11.815 per PLUS (118.15% of the stated principal amount).

For example, if the final share price is 4% greater than the initial share price, the PLUS will provide a total return of 12% at maturity.

Par Scenario	The final share price is equal to the initial share price. In this case, you receive the stated principal amount of $10 at maturity.
Downside Scenario	The final share price is less than the initial share price, and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline in the value of the underlying shares over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount. For example, if the final share price is 30% less than the initial share price, the PLUS will be redeemed at maturity for a loss of 30% of principal at $7.00, or 70% of the stated principal amount. There is no minimum payment at maturity on the PLUS, and you could lose your entire investment.

March 2017	Page 3

PLUS Based on the WisdomTree Japan Hedged Equity Fund due July 5, 2018

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Maximum payment at maturity:	$11.815 per PLUS (118.15% of the stated principal amount)
Minimum payment at maturity:	None

PLUS Payoff Diagram

See the next page for a description of how the PLUS work.

March 2017	Page 4

PLUS Based on the WisdomTree Japan Hedged Equity Fund due July 5, 2018

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How it works

▪	Upside Scenario. If the final share price is greater than the initial share price, the investor would receive the $10 stated principal amount plus 300% of the appreciation of the underlying shares over the term of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, an investor will realize the maximum payment at maturity of $11.815 per PLUS (118.15% of the stated principal amount) at a final share price of 106.05% of the initial share price.

▪	If the underlying shares appreciate 4%, the investor would receive a 12% return, or $11.20 per PLUS.

▪	If the underlying shares appreciate 30%, the investor would receive only the maximum payment at maturity of $11.815 per PLUS, or 118.15% of the stated principal amount.

▪	Par Scenario. If the final share price is equal to the initial share price, the investor would receive the $10 stated principal amount.

▪	Downside Scenario. If the final share price is less than the initial share price, the investor would receive an amount that is less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares. Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS. There is no minimum payment at maturity on the PLUS.

▪	If the underlying shares depreciate 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per PLUS at maturity, or 70% of the stated principal amount.

March 2017	Page 5

PLUS Based on the WisdomTree Japan Hedged Equity Fund due July 5, 2018

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪	The PLUS do not pay interest or guarantee return of any principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of any principal at maturity. If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the full decrease in the price of the underlying shares over the term of the PLUS. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire initial investment in the PLUS.

▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $11.815 per PLUS, or 118.15% of the stated principal amount. Although the leverage factor provides 300% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 118.15% of the stated principal amount for the PLUS, any increase in the final share price over the initial share price by more than 6.05% of the initial share price will not further increase the return on the PLUS.

▪	There are risks associated with investments in securities linked to the value of foreign equity securities. The underlying shares track the performance of the WisdomTree Japan Hedged Equity Index (the “share underlying index”), which is linked to the value of Japanese equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including Japan, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, including Japan, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the Japanese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪	The currency hedge risk employed by the Fund may not sufficiently reduce its exposure to currency fluctuations. The price of the underlying shares is related to the U.S. dollar value of stocks that trade in Japanese yen. The Fund attempts to mitigate the impact of currency fluctuations on its performance by entering into forward currency contracts or futures contracts designed to offset its exposure to the Japanese yen. The amount of forward contracts and futures contracts in the Fund is based on the aggregate exposure of the Fund to the Japanese yen. However, this approach may not eliminate the exposure of the Fund to the Japanese yen. The return of the forward currency contracts and currency futures contracts may not offset the actual fluctuations between the Japanese yen and the U.S. dollar.

As a result, the holders of the PLUS will still likely be exposed to currency exchange rate risk with respect to the Japanese yen.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, such currency, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currency hedge strategy employed by the Fund is able to mitigate currency fluctuations and the extent to which the Japanese yen strengthens or weakens against the U.S. dollar.  If the U.S. dollar strengthens against the Japanese yen, the price of the underlying shares could be adversely affected and the payment at maturity on the PLUS may be reduced.

March 2017	Page 6

PLUS Based on the WisdomTree Japan Hedged Equity Fund due July 5, 2018

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪	The performance of the underlying shares will not likely benefit from the appreciation of the Japanese yen relative to the U.S. dollar. The Fund’s currency hedge strategy will likely result in lower returns in the underlying shares than an equivalent unhedged investment when the Japanese yen is rising relative to the U.S. dollar. Consequently, the weakening of the U.S. dollar relative to the Japanese yen is not expected to have any positive impact on the underlying shares (as compared to returns of an equivalent unhedged investment).

▪	The market price of the PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the share underlying index (the index which the underlying shares seek to track), interest and yield rates in the market, time remaining until the PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “WisdomTree Japan Hedged Equity Fund Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪	The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS. You are dependent on Morgan Stanley's ability to pay all amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪	Investing in the PLUS is not equivalent to investing in the underlying shares or the stocks composing the share underlying index. Investing in the PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying index.

▪	Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the PLUS. As the investment adviser to the WisdomTree Japan Hedged Equity, WisdomTree Asset Management, Inc. (the “Investment Advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the WisdomTree Japan Hedged Equity. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the PLUS. WisdomTree Investments, Inc. (“WTI”) is responsible for calculating and maintaining the share underlying index. WTI may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. WTI may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the value of the underlying shares, and consequently, the value of the PLUS.

▪	The performance and market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund. The Fund does not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index. All of these factors may lead to a lack of correlation between the performance of the Fund and the share underlying index. In addition, corporate actions

March 2017	Page 7

PLUS Based on the WisdomTree Japan Hedged Equity Fund due July 5, 2018

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

(such as mergers and spin-offs) with respect to the equity securities underlying the Fund may impact the variance between the performances of the Fund and the share underlying index. Finally, because the shares of the Fund are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from the net asset value per share of the Fund.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the Fund may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of the Fund may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the Fund, and their ability to create and redeem shares of the Fund may be disrupted. Under these circumstances, the market price of shares of the Fund may vary substantially from the net asset value per share of the Fund or the level of the share underlying index.

For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund. Any of these events could materially and adversely affect the price of the shares of the Fund and, therefore, the value of the PLUS. Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the PLUS. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the Fund on the valuation date, even if the Fund’s shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the Fund.

▪	The amount payable on the PLUS is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price of one underlying share on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to such drop. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the PLUS may be higher than the final share price, the payment at maturity will be based solely on the closing price of one underlying share on the valuation date.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

March 2017	Page 8

PLUS Based on the WisdomTree Japan Hedged Equity Fund due July 5, 2018

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪	The estimated value of the PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers, and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the PLUS than those generated by others, including other dealers in the market, if they attempted to value the PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at dealers, including MS & Co., would be willing to purchase your PLUS in the secondary market (if any exists) at any time. The value of your PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the PLUS will be influenced by many unpredictable factors” above.

▪	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the PLUS may be materially and adversely affected.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. MS & Co. may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS. As calculation agent, MS & Co. will determine the initial share price and the final share price, and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the underlying shares or a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s),” “—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the PLUS on the pricing date.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the PLUS. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the PLUS (and to other instruments linked to the underlying shares or the share underlying index), including trading in the underlying shares and in other instruments related to the underlying shares or the share underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our subsidiaries also trade the underlying shares or the stocks that constitute the share underlying index and other financial instruments related to the share underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price, and, therefore, could increase the price at or above which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on

March 2017	Page 9

PLUS Based on the WisdomTree Japan Hedged Equity Fund due July 5, 2018

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

the valuation date, could adversely affect the closing price of the underlying shares on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Additional provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS. As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income and an interest charge could be imposed. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA Legislation” in the accompanying product supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the PLUS if they were recharacterized as debt instruments. We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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WisdomTree Japan Hedged Equity Fund Overview

The WisdomTree Japan Hedged Equity Fund

The WisdomTree Japan Hedged Equity Fund is an exchange-traded fund of Wisdom Tree Trust (the “Trust”), a registered investment company that consists of numerous separate investment portfolios. The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index. The Fund attempts to mitigate the currency risk resulting from the Fund’s exposure to the Japanese Yen by entering into forward currency contracts or futures contracts on the Japanese yen. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333−132380 and 811-21864, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Fund is accurate or complete.

Information as of market close on February 24, 2017:

Bloomberg Ticker Symbol:	DXJ	52 Week High (on 2/21/2017):	$51.88
Current Share Price:	$50.90	52 Week Low (on 7/7/2016):	$37.55
52 Weeks Ago:	$41.49

The following graph sets forth the daily closing values of the underlying shares for the period from January 1, 2012 through February 24, 2017. The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for each quarter in the same period. The closing price of the underlying shares on February 24, 2017 was $50.90. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying shares on the valuation date.

Shares of the WisdomTree Japan Hedged Equity Fund Daily Closing Prices, January 1, 2012 to February 24, 2017

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WisdomTree Japan Hedged Equity Fund (CUSIP 97717W851)	High ($)	Low ($)	Period End ($)
2012
First Quarter	37.02	31.40	36.90
Second Quarter	36.71	30.08	33.18
Third Quarter	33.42	30.34	31.62
Fourth Quarter	36.88	30.77	36.88
2013
First Quarter	44.23	36.66	43.18
Second Quarter	52.91	40.82	45.61
Third Quarter	49.48	43.89	47.93
Fourth Quarter	50.84	45.31	50.84
2014
First Quarter	50.43	45.07	47.34
Second Quarter	50.60	44.84	49.36
Third Quarter	52.87	48.48	52.32
Fourth Quarter	57.53	46.84	49.23
2015
First Quarter	56.43	47.42	55.12
Second Quarter	60.52	54.92	57.20
Third Quarter	58.27	47.72	48.66
Fourth Quarter	55.75	48.89	50.08
2016
First Quarter	49.22	39.08	43.71
Second Quarter	46.28	37.74	38.78
Third Quarter	43.98	37.55	42.91
Fourth Quarter	51.64	42.79	49.54
2017
First Quarter (through February 24, 2017)	51.88	49.18	50.90

This document relates only to the PLUS offered hereby and does not relate to the underlying shares. We have derived all disclosures contained in this document regarding the Trust from the publicly available documents described above. In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the PLUS and therefore the value of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws. As a prospective purchaser of the PLUS, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying shares.

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WisdomTree®” is a registered mark of WisdomTree Investments, Inc. (“WTI”).  The WisdomTree Japan Hedged Equity Index is the exclusive property of WTI.  The PLUS are not sponsored, endorsed, sold, or promoted by WTI.  WTI makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  WTI has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The WisdomTree Japan Hedged Equity Index. The WisdomTree Japan Hedged Equity Index is a stock index calculated, published and disseminated by WTI, and is designed to provide exposure to certain dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange while at the same time attempting to mitigate exposure to fluctuations of the Japanese yen relative to the U.S. dollar. For additional information about the WisdomTree Japan Hedged Equity Index, see the information set forth under “WisdomTree Japan Hedged Equity Index” in the accompanying index supplement.

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Additional Information About the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:	If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.
Additional information related to calculating the final share price:

If a market disruption event occurs with respect to the underlying shares, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for PLUS. You should refer to the section “Description of PLUS—Share Closing Price” in the product supplement for PLUS for more information.

If the underlying shares are subject to a stock split or reverse stock split, the calculation agent may make the antidilution adjustments in accordance with the procedures set forth in the product supplement for PLUS. You should refer to the section “Description of PLUS—Antidilution Adjustments for PLUS linked to Exchange-Traded Funds” in the product supplement for PLUS for more information.

If no closing price of the underlying shares is available on the valuation date through discontinuance or liquidation of the Fund, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for PLUS. You should refer to the section “Description of PLUS—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” in the product supplement for PLUS for more information.

Share underlying index:	The WisdomTree Japan Hedged Equity Index
Minimum ticketing size:	$1,000 / 100 PLUS
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange.

▪ Upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS. Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year, and short-term capital gain or loss otherwise.

Because the PLUS are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the PLUS could be recharacterized as ordinary income (in which case an interest charge will be imposed). Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the PLUS. U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code” in the accompanying product supplement for PLUS for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which

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income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt securities issued before January 1, 2018 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the PLUS.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the PLUS.

Sale, lease or conveyance by Morgan Stanley as Issuer under the Senior Debt Indenture:

The following section replaces the section entitled “Description of Debt Securities—Covenants Restricting Pledges, Mergers and Other Significant Corporate Actions—Sale, Lease or Conveyance by Morgan Stanley as Issuer Under the Senior Debt Indenture and the Subordinated Debt Indenture” in the accompanying prospectus:

The Senior Debt Indenture provides that Morgan Stanley will not sell, lease or convey all or substantially all of its assets to any other person (other than the sale, lease or conveyance of all or substantially all of Morgan Stanley’s assets to one or more of Morgan Stanley’s Subsidiaries, as defined on page 34 in the prospectus), unless:

• the person that acquires all or substantially all of the assets of Morgan Stanley:

o    will be a corporation organized under the laws of the United States, a state of the United States or the District of Columbia; and

o    will expressly assume all of Morgan Stanley’s obligations under the indenture and the debt securities issued under the indenture; and

• immediately after the sale, lease or conveyance, that acquiring person will not be in default in the performance of the covenants and conditions of the indenture applicable to it. (Senior Debt Indenture, Section 9.01).

For the avoidance of doubt, the sale, lease or conveyance of all or substantially all of Morgan Stanley’s assets to one or more of Morgan Stanley’s Subsidiaries is not subject to any restrictions under the Senior Debt Indenture.

Events of Default of Morgan Stanley as Issuer under the	The following section replaces the section entitled “Description of Debt Securities—Events of Default—Events of Default of Morgan Stanley as Issuer Under the Senior Debt Indenture” in the

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Senior Debt Indenture:

accompanying prospectus:

The Senior Debt Indenture provides holders of debt securities with remedies if Morgan Stanley fails to perform specific obligations or if it becomes bankrupt. Holders should review these provisions and understand which actions of Morgan Stanley trigger an event of default and which actions do not. The Senior Debt Indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series by series basis.

An event of default is defined under the Senior Debt Indenture, with respect to any series of debt securities issued under that indenture, as being:

•     default for 30 days in payment of any principal of the debt securities of that series, either at maturity or upon any redemption, by declaration or otherwise;

•     default for 30 days in payment of any interest on any debt securities of that series;

•     events of bankruptcy, insolvency or reorganization of Morgan Stanley; or

•     any other event of default provided in the supplemental indenture under which that series of debt securities is issued. (Senior Debt Indenture, Section 5.01).

The debt securities issued under the Senior Debt Indenture will not have the benefit of any cross-default or cross-acceleration provisions with other indebtedness of Morgan Stanley.

In the case of a default in payment of any principal or any interest with respect to the debt securities issued under the Senior Indenture, there will only be an event of default, and therefore a right of acceleration, if such default continues for a period of 30 days.

Acceleration of debt securities upon an Event of Default:

The following section replaces the section entitled “Description of Debt Securities—Events of Default—Acceleration of Debt Securities upon an Event of Default” in the accompanying prospectus:

The Senior Debt Indenture provides that:

if an event of default due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under that indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to the relevant issuer and to the trustee, if given by security holders, may declare the principal of all debt securities of all affected series and interest accrued thereon to be due and payable immediately; and

if an event of default due to specified events of bankruptcy, insolvency or reorganization of the issuer occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under that indenture, voting as one class, by notice in writing to the issuer and to the trustee, if given by security holders, may declare the principal of all those debt securities and interest accrued thereon to be due and payable immediately. (Senior Debt Indenture, Section 5.01).

There will be no event of default, and therefore no right of acceleration, in the case of a default in the performance of any covenant or obligation with respect to the debt securities issued under the Senior Debt Indenture (other than a covenant or warranty which is specifically dealt with above). If any such default occurs and is continuing, the trustee may pursue legal action to enforce the performance of any provision in the indenture to protect the rights of the trustee and the holders of the debt securities issued under the Senior Debt Indenture. (Senior Debt Indenture, Section 5.04).

Annulment of acceleration and waiver of defaults:

The following section replaces the second paragraph of the section entitled “Description of Debt Securities—Events of Default—Annulment of Acceleration and Waiver of Defaults” in the accompanying prospectus:

Prior to the acceleration of any debt securities, the holders of a majority in aggregate principal amount of all series of outstanding debt securities with respect to which an event of default (or, in the case of debt securities issued by Morgan Stanley, a covenant breach) has occurred and is continuing, voting as one class, may waive any past default or event of default (or, in the case of debt securities issued by Morgan Stanley, any past covenant breach), other than a default in the payment of principal or interest (unless such default has been cured and an amount sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee) or a default in respect of a covenant or provision in that

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indenture that cannot be modified or amended without the consent of the holder of each debt security affected. (Senior Debt Indenture, Section 5.10).
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:

The proceeds we receive from the sale of the PLUS will be used for general corporate purposes. We will receive, in aggregate, $10 per PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the PLUS by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in the underlying shares and in futures and options contracts on the underlying shares or any component stocks of the share underlying index, or in any other securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of the underlying shares on the pricing date, and therefore the price at or above which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the term of the PLUS, including on the valuation date, by purchasing and selling the underlying shares, futures or options contracts on the underlying shares or component stocks of the share underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying shares, and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Section 4975 of the Code generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no

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assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The PLUS are contractual financial instruments. The financial exposure provided by the PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the PLUS. The PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the PLUS.

Each purchaser or holder of any PLUS acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the PLUS, (B) the purchaser or holder’s investment in the PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the PLUS;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the PLUS and (B) all hedging transactions in connection with our obligations under the PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

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Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.175 for each PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each PLUS.

MS & Co. is our wholly owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the PLUS. When MS & Co. prices this offering of PLUS, it will determine the economic terms of the PLUS such that for each PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated February 29, 2016

Index Supplement dated January 30, 2017

Prospectus dated February 16, 2016

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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